Exhibit 10.1

April 2, 2019

Trent Meyerhoefer

2944 Winthrop Road

Shaker Heights, Ohio 44120

Dear Trent:

It is my pleasure to present you with this offer to become Ranpak’s Senior VP & CFO, effective as of, and subject to, the consummation of the business combination by and between Ranpak and One Madison Corporation. In this role you will report to me.

Offer:

Base Salary:	$350,000 per year.

Annual Cash Bonus:	Executive will be eligible to participate in the Company’s Senior Management Bonus Program with a target cash bonus equal to 60% of your Base Salary. Actual bonus will be determined based on the Company’s achievement of certain financial goals established by the Compensation Committee of the Board of Director each year. For fiscal year 2019, the financial goal on which your cash bonus will be based will be adjusted EBITDA (the “2019 Adjusted EBITDA Goal”). Any 2019 bonus payment would be pro-rata based upon your time with company and paid following the financial audit for 2019, provided you are employed by the company at the time the awards are determined for payment.

2019 Adjusted EBITDA Goal: $95 million at target (at an assumed exchange rate of $1.15/€).

2019 Cash Bonus Payout Metric: See Annex A attached hereto.

LTIP Award:	Starting in 2019, Executive will be eligible to participate in the Company’s long-term incentive program (“LTIP”), as in effect for similarly situated senior executives from time to time.

2019 LTIP Award: LTIP awards will be in the form of Performance RSUs, with a grant date fair value of $450,000 (USD) at target, to be granted as soon as practical after the Closing (subject to review and approval by the Compensation Committee of the Board of Directors).

Performance Metric: The 2019 Performance RSUs will be earned based on the level of achievement of the 2019 Adjusted EBITDA Goal. See Annex B attached hereto.

Time Vesting: Earned performance RSUs will vest as follows: 33.33% on 1/1/20, 33.33% on 1/1/21 and 33.34% on 1/1/22.

Replacement Equity Award:	In consideration of your acceptance of the terms hereof, Ranpak will grant you additional RSUs, on a one-time only basis, to replace certain of the equity compensation you have received from your prior employer that will expire unvested upon the termination of your employment with your prior employer.

Number of RSUs: As soon as practicable following your first date of employment, you will receive an award in the form of RSUs having a grant date fair value of $330,000 (USD) subject to review and approval by the Compensation Committee of the Board of Directors.

Time Vesting: This replacement equity award of RSUs will vest as follows: 33.33% on 1/1/20; 33.33% on 1/1/21; and 33.34% on 1/1/22.

Catch-Up Grants:	In consideration for the fact that your employment will begin after the beginning of FY2019, Ranpak will award you, on a one-time only basis, the following grants:

Cash Bonus Catch-up Grant: To the extent, upon the application of the performance metrics, your 2019 cash bonus results in your actual cash received being less than 50% of your pro-rata 2019 cash bonus target, Ranpak will award you an additional Cash Bonus Catch-up Grant in an amount to make your total cash bonus payment equal to 50% of your pro-rata 2019 cash bonus target pursuant to the Senior Management Bonus Program plus $17, 500. Any Cash Bonus Catch-up Grant will be paid at the same time as your 2019 annual cash bonus pursuant to the Senior Management Bonus Program.

RSU Catch-up Grant: To the extent, upon the application of the performance metrics, your 2019 LTIP target results in your actual grant of RSUs being less than 50% of the number of shares into which your LTIP target is converted on their grant date, Ranpak will award you an additional RSU Catch-up Grant of a number of RSUs equal to (x) 50% of the number of shares into which your LTIP target was converted on their grant date, less (y) the number of shares you earned pursuant to your original LTIP grant. RSU granted pursuant to this Catch-up Grant will vest according to the same schedule as your original LTIP grant 33.33% on 1/1/20, 33.33% on 1/1/21, and 33.34% on 1/1/21.

By way of example, assume:

-	$10.00 OMAD stock price on grant date.

-	Number of shares at LTIP target: 45,000 shares.

-	Actual shares earned in event of underperformance: 13,500 shares, which would vest 33.33% on 1/1/20, 33.33% on 1/1/21, and 33.34% on 1/1/21.

In this example, your RSU Catch-up Grant Award would be 9,000 shares, which would also vest 33.33% on 1/1/20, 33.33% on 1/1/21, and 33.34% on 1/1/21.

Company Benefits:

1.	Life, Medical and Dental - Company benefits are effective the first of the month following 90 days of employment. The medical and dental coverages require a contribution from the employee. During the first 90 days of employment, Ranpak will reimburse you up to $1,000 per month towards the cost of this coverage by another provider.

2.	401K Retirement Plan - Eligibility after three months of full employment with enrollment dates of January 1, April 1, July 1, and October 1. Currently the company matches 50% of the first 6% of your contributions.

3.	Vacation - 20 days each year of employment.

4.	Severance - You will be required to execute a Severance and Non-Competition Agreement, which, in the event your employment is terminated without cause (as defined therein), will provide you with (i) your base salary for 12 months following your termination and (ii) continued medical coverage, at the company’s expense, pursuant to COBRA for 6 months following your termination, in each case subject to your agreement to a 12-month non-competition period and a 24-month non-solicitation period.

5.	Ranpak will reimburse business travel and entertainment expenses which fall within the company policy.

The contents of this offer are confidential and are not to be disclosed to any third party.

This offer is contingent upon the execution of this offer letter, the return of the executed Severance and Non-Competition Agreement, the favorable outcome of the pre-employment drug screen and background check, and the consummation of the business combination by and between Ranpak and One Madison Corporation.

If this offer is acceptable, initial page one in the lower right hand corner, initial pages 1 and 2 in the right hand corner and sign page 3 and return to Ranpak Corp. by noon on April 9, 2019. You can scan back to me at Borseth.jmark@ranpak.com or fax it to the Human Resources Department at 440-639-2198. Original documents can be signed when you are at the Concord office.

Ranpak is an exciting corporation on the move, and I am looking forward to working with you and having you as a part of the Ranpak team.

Please contact me if you have any questions.

Sincerely,

/s/ J. Mark Borseth
J. Mark Borseth
President and CEO

READ, UNDERSTOOD, AND AGREED.

/s/ Trent M. Meyerhoefer	April 7, 2019
Trent M. Meyerhoefer	Date

Enclosures

cc:	Omar Asali

Michele Smolin

Jim English
David Murgio

Target 60%

Annex A

2019 Cash Bonus Payout Metric

Adjusted EBITDA Achievement as a % of $95mm	Payout % of Base pay
89%	0.0%
90%	3.0%
91%	6.0%
92%	10.0%
93%	13.0%
94%	17.0%
95%	20.0%
96%	28.0%
97%	35.0%
98%	43.0%
99%	50.0%
100%	60.0%
101%	73.0%
102%	83.0%
103%	93.0%
104%	103.0%
105%	113.0%
106%	115.0%
107%	117.0%
108%	119.0%
109%	121.0%
110%	123.0%
111%	125.0%
112%	127.0%
113%	129.0%
114%	131.0%
115%	133.0%
116%	135.0%
117%	137.0%
118%	139.0%
119%	141.0%
120%	143.0%

Annex B

2019 LTIP Payout Metric

EBITDA Achievement ($M)	Payout % of Target
$89	0.0%
$90	5.0%
$91	10.0%
$92	32.5%
$93	55.0%
$94	77.5%
$95	100.0%
$96	110.0%
$97	115.0%
$98	120.0%
$99	125.0%
$100	130.0%
$101	135.0%
$102	140.0%
$103	145.0%
$104	150.0%
$105	150.0%
$106	150.0%
$107	150.0%
$108	150.0%
$109	150.0%
$110	150.0%
$111	150.0%
$112	150.0%